FOR IMMEDIATE RELEASE

DRAFT #3 +LHA_– March 31, 2011

COMPANY CONTACT:	INVESTOR CONTACT:
Peter Derycz	Lippert/Heilshorn & Associates, Inc.
President & CEO	Jody Cain (jcain@lhai.com)
(310) 477-0354	(310) 691-7100

Derycz Scientific Completes Acquisition of TAAG

Bolsters Global Information Logistics Capabilities for Global Customer Base

SANTA MONICA, Calif., April 4, 2011 – Derycz Scientific, Inc. (OTC Bulletin Board: DYSC), a company pioneering a fresh way of facilitating information flow from content publishers to enterprise customers and their constituents, today announced the completion of its acquisition of Techniques Appliqueés aux Arts Graphiques, S.p.A. (TAAG). The acquisition provides Derycz Scientific with a physical presence in Europe, positioning the company to provide global customers with a truly global information logistics solution in support of sales and other post-commercialization activities.

“This acquisition significantly advances our global strategy of integrating digital information and logistics capabilities – a strategy we deployed in the U.S. and one that has proven highly successful for industry leaders such as Amazon and Netflix,” said Derycz Scientific CEO Peter Derycz. “This integration clearly differentiates Derycz among aggregators of scientific journal content and positions us to aggressively capture market share.  We have improved our ability to fulfill the growing demand by global life science companies for evidence-based material for use in their communications and marketing, as well as improve the infrastructure we make available to the scientific publishing community.”

TAAG recorded unaudited revenues of approximately $13 million for its fiscal year ended December 31, 2010, and the addition of TAAG revenues is anticipated to increase Derycz’s consolidated revenues by more than 50% assuming TAAG revenues remain consistent with the prior year’s revenue or increase.  Assuming TAAG revenues remain steady or increase in 2011, Derycz believes that this acquisition will be immediately accretive to its EBITDA and will have a positive impact on gross margin.

TAAG has headquarters and a production facility in Grigny, outside Paris, and an off-site storage and distribution center in Douai in northern France. It offers printing, distribution and information logistics services with core competencies in the professional production and distribution of clinical trial kits and reprints of peer-reviewed journal articles for the life sciences industry.

About Derycz Scientific®
Derycz Scientific, Inc. develops companies, products, services and systems that facilitate the re-use of published content in a manner that helps organizations achieve their marketing, communication and research goals effectively and in compliance with copyright law and regulatory rules.  Its subsidiary companies include Reprints Desk, Inc., Pools Press, Inc. and the newly acquired Techniques Appliqueés aux Arts Graphiques, S.p.A. (TAAG).  Reprints Desk offers a one-stop solution for reprints, ePrints and single articles, and has delivered millions of articles worldwide.  Reprints Desk is an innovator in content retrieval and ePrint delivery, with services designed to help make effective use of published articles in a copyright-compliant manner.  Pools Press has excelled in the reprint market for more than 30 years.  It provides professionally printed articles from medical and technical journals; prints booklets, catalogs, pamphlets, direct mail pieces and newsletters; and works with publishers who wish to outsource a portion of or all of their reprints business.  TAAG offers printing, distribution and information logistics services, with core competencies in the professional production and distribution of clinical trial kits and clinical article reprints for the life sciences industry.  For more information, please visit www.deryczscientific.com.

1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | ReprintsDesk.com

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K.  The Company assumes no obligation to update the cautionary information in this release.

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1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | ReprintsDesk.com